March 6, 2007

CBS CORPORATION AGREES TO REPURCHASE CBS CLASS B COMMON STOCK

THROUGH ACCELERATED SHARE REPURCHASE TRANSACTION

CBS Corporation (NYSE: CBS and CBS.A) today announced that it had agreed to repurchase approximately 47 million shares of CBS Class B common stock through an accelerated share repurchase transaction, and intends to effect this repurchase today. This repurchase of $1.4 billion is in connection with CBS’s share repurchase program announced on February 27, 2007. The cost of the repurchased shares is subject to adjustment.

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime and CSTV Networks), local television (CBS Television Stations), television production and syndication (CBS Paramount Network Television and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products) and video/ DVD (CBS Home Entertainment). For more information, log on to www.cbscorporation.com.

* * *

Contacts:

Press	Investor Relations
Dana McClintock	Debra King
212/975-1077	212/975-3718
dlmcclintock@cbs.com	debra.king@cbs.com